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                                                                    Exhibit 99.1


                         [Maxtor Corporation letterhead]


November 12, 2004


Dr. C. S. Park



Dear Dr. Park,

On behalf of the Maxtor Corporation Board of Directors, I am pleased to offer you the regular, full-time position of Chief Executive Officer (CEO) of Maxtor Corporation, reporting to the Board of Directors. Your monthly salary will be $58,333.33. You will begin your participation in Maxtor's incentive plan, with the incentive for 2005 at a participation level of 100% of your base salary, subject to the terms and conditions of the incentive plan. The terms and conditions of the incentive plan are subject to approval by the Compensation Committee of the Board of Directors and such details, once approved, will be communicated generally in Q1.

You will be granted by the Compensation Committee of our Board of Directors (1) a nonstatutory stock option to purchase 750,000 shares of our common stock (the "Option") at an exercise price of $3.75 per share, which is an amount equal to the average of the high and low prices of a share of our common stock as reported on the New York Stock Exchange on November 12, 2004 and (2) an award of 100,000 restricted stock units (the "RSU Award"). Subject to your continued performance of service with us through each respective vesting date, (1) the shares subject to the Option will vest over a two-year period at the rate of 12.5% at the end of each successive period of three months commencing on November 12, 2004 and (2) the units subject to the RSU Award will vest over a two-year period at the rate of 50% at the end of each of the first and second anniversaries of November 12, 2004. The Option will be subject to the terms of our Amended and Restated 1996 Stock Option Plan and our standard form of stock option agreement, as modified by this letter, which you will be required to sign as a condition to receiving the Option. The RSU Award will be subject to the terms of our Restricted Stock Unit Plan and our standard form of restricted stock unit award agreement, as modified by this letter, which you will be required to sign as a condition to receiving the RSU Award. Both the Option and the RSU Award are subject to your acceptance of this offer letter. You will receive more information about both programs shortly.

Maxtor provides its employees with comprehensive benefits, including medical, dental, life and disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, minimum of four weeks paid personal time-off and ten paid holidays annually. Further, any previous time as a Maxtor employee will be credited to you so that you will have an adjusted service date and this will make you eligible for a greater PTO accrual. As an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance of up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.


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We will provide you with a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document.

You will also be asked to sign an agreement to participate in the Executive Retention and Severance Plan on terms consistent with your position. Highlights of this plan are attached.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on Maxtor's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

We look forward to having you as a member of Maxtor's team and are confident that you will make significant contributions to the Company's success. If you accept this offer, please sign the response portion of this letter (as well as any attachments) and return them to me.

In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. An I-9 (work eligibility) Form has been included for your reference. Please review this document and bring the appropriate identification with you to orientation. Such documentation MUST be provided within three (3) business days of your date of hire.

Sincerely,

/s/ John Viera
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John Viera
Senior Vice-President, Human Resources
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Dr. C. S. Park


Accepted: /s/ C.S. Park               Date: November 12, 2004
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I hereby accept the foregoing offer of employment, commencing effective November
12, 2004. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter or the Executive Retention and Severance Plan.